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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
INDEPENDENT BANK CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/	No fee required.
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
/ /	Fee paid previously with preliminary materials.
/ /
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

March 1, 2002

Dear Shareholder:

        You are cordially invited to attend the Annual Meeting of Shareholders of Independent Bank Corp. to be held on Thursday, April 11, 2002. The meeting will be held at Plimoth Plantation, 137 Warren Avenue on Route 3A in Plymouth, Massachusetts and will begin at 3:30 p.m. Shareholders of record as of February 15, 2002 will be entitled to vote at the Annual Meeting. I look forward to personally greeting those of you who will be able to attend.

        This year's Annual Meeting is particularly important because, for the first time in my tenure at Independent Bank Corp., the election of Directors may be contested. William J. Spence is currently a Director who will be retiring in 2002 upon attaining age 72 (in accordance with a vote taken by the Board on February 11, 1993). Mr. Spence has nominated his daughter, Kerry Lee Spence, to serve as a Director contrary to the wishes of the rest of the Board. The size of the Board has been set at 15 members. Kerry Lee Spence, therefore, would need to unseat an incumbent member of the Board to be elected. The incumbent members of the Board who are up for reelection at the Annual Meeting are Alfred L. Donovan, E. Winthrop Hall, Robert D. Sullivan, Brian S. Tedeschi, and me.

        Management, under the direction of the Board, is executing a solid operating plan that delivers value to the shareholders. The success which Independent Bank Corp. experienced in 2001, a year when net income increased by 45% and diluted earnings per share increased by 44%, indicates that the plan which the Board and management has in place is working.

        Enclosed with this letter are Independent Bank Corp.'s Notice Of Annual Stockholder Meeting, Independent Bank Corp.'s Proxy Statement, and a white Independent Bank Corp. Proxy Card. Please read these materials carefully for a more complete description of the matters to be considered at the Annual Meeting. Then, please take a minute to do your part to reelect the five existing Class III Directors by voting "FOR ALL NOMINEES," and signing, dating, and returning your white proxy card in the enclosed postage-prepaid envelope.

        I respectfully request that you do not sign any proxy card to support the election of Kerry Lee Spence. The role of director is not an inherited right.

        It is important that your shares are represented at the Annual Meeting, regardless of the number you own. I therefore urge you to sign and return your white proxy card as soon as possible. If you have any questions, please contact our Clerk, Linda M. Campion, at 781-982-6243.

        Thank you for your continued interest and support.

                      Best regards,

                      Douglas H. Philipsen
                       Chairman, President and CEO
                      Independent Bank Corp.

IMPORTANT

        Your vote is important. Please take a moment to sign, date and promptly mail your WHITE proxy card in the postage paid envelope provided. Remember, do not return any proxy card sent to you in support of Kerry Lee Spence.

        If no instructions are indicated, your vote will be cast "FOR ALL NOMINEES".

        This proxy solicitation on behalf of the Independent Bank Corp. Board of Directors is being managed by:

Georgeson Shareholder
17 State Street
New York, NY 10004
866-468-0654

NOTICE OF ANNUAL STOCKHOLDERS MEETING

To Be Held on April 11, 2002

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Independent Bank Corp. will be held at the Plimoth Plantation, 137 Warren Avenue on Route 3A in Plymouth, Massachusetts on Thursday, April 11, 2002 at 3:30 p.m., for the following purposes, which are described in the accompanying Proxy Statement:

  (1)
  To elect five Directors to hold office, each for a term of three years and until their successors have been elected and qualified. The Independent Bank Corp. Board of Directors (with Director William J. Spence abstaining) recommends that you vote to reelect Alfred L. Donovan, E. Winthrop Hall, Douglas H. Philipsen, Robert D. Sullivan, and Brian S. Tedeschi to serve as Class III Directors, each for a term of three years and until their successors have been elected and qualified, by voting "FOR ALL NOMINEES" on the accompanying Proxy Card.

  (2)
  To consider and act upon any matters incidental to any of the foregoing purposes, and any other business which may properly come before the Annual Meeting or any adjournments thereof.

        Stockholders of record at the close of business on February 15, 2002 are entitled to receive notice of and to vote at the Annual Meeting and at any adjournment(s) thereof.

                      By Order of the Independent Bank Corp.
                      Board of Directors

                      Linda M. Campion
                       Clerk

Rockland, Massachusetts
March 1, 2002

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE, AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENVELOPE PROVIDED. IF YOU ATTEND THIS MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY. YOU MAY REVOKE YOUR PROXY, IN WRITING, AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

INDEPENDENT BANK CORP. PROXY STATEMENT

I.    Date, Time, And Place Of Annual Stockholders Meeting

        The Board of Directors (the "Board") of Independent Bank Corp. (the "Company") furnishes this Proxy Statement to the holders of the Company's common stock, $.01 par value per share ("Common Stock"), in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders ("Annual Meeting") to be held at the Plimoth Plantation, 137 Warren Avenue on Route 3A, Plymouth, Massachusetts on Thursday, April 11, 2002 at 3:30 p.m., and also for use at any adjournments of the Annual Meeting.

II.    Date Of Proxy Statement

        The Board anticipates that this Proxy Statement will be mailed to stockholders on or about March 8, 2002.

III.    Purposes Of Annual Meeting

        The Annual Meeting will be held for the following purposes:

  (1)
  To elect five Directors to hold office, each for a term of three years and until their successors have been elected and qualified; and,
  (2)
  To consider and act upon any matters incidental to any of the foregoing purposes, and any other business which may properly come before the Annual Meeting or any adjournments thereof.

IV.    Voting Of Proxies, Revocability Of Proxies, And Voting Procedures Generally

        Each proxy solicited hereby, if properly signed and returned to the Company and not revoked, in writing, prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted:

  (1)
  FOR the reelection of Alfred L. Donovan, E. Winthrop Hall, Douglas H. Philipsen, Robert D. Sullivan, and Brian S. Tedeschi as Class III Directors; and,
  (2)
  upon such other matters as may properly come before the Annual Meeting, in accordance with the best judgment of the persons appointed as proxies.

        Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Clerk of the Company written notice thereof at the Company's principal executive offices located at 288 Union Street, Rockland, Massachusetts 02370, (ii) submitting a duly executed proxy bearing a later date which is received by the Clerk at least one business day prior to the Annual Meeting, or (iii) appearing at the Annual Meeting and giving the Clerk written notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournments thereof and will not be used for any other meeting.

        Only stockholders of record at the close of business on February 15, 2002 ("Voting Record Date") will be entitled to vote at the Annual Meeting and any adjournments thereof. On the Voting Record Date, there were 14,349,775 shares of Common Stock of the Company issued and outstanding, and the Company had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting. The By-Laws of the Company require that the holders of a majority of all shares of Common Stock then outstanding and entitled to vote be present in person or be represented by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business.

        A plurality of votes cast by stockholders present, in person or by proxy, at the Annual Meeting is required for the election of directors. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for transaction of business at the Annual Meeting. Abstentions are counted as a negative vote in the tabulations of the votes on proposals presented to stockholders, whereas broker non-votes are disregarded for purposes of determining whether a proposal has been approved. With regard to the election of directors, votes for which authority to vote is withheld will not be counted in the vote and will have no effect.

V.    Matters To Be Voted Upon At Annual Meeting

  A.    Election Of Directors (Notice Item 1)

        The Company's Articles of Organization and By-Laws provide that the Board shall be divided into three classes as nearly equal in number as possible, and that the members of each class are to be elected for a term of three years and until their successors are elected and qualified. Currently, the size of the Board is fixed at 15 members, and there are three classes of Directors, with five Directors in each class.

        Directors continue to serve until their three-year terms expire and until their successors are elected and qualified, unless they earlier die, resign, or are removed from office. One class of directors is to be elected annually. The Board (with Director William J. Spence abstaining) has nominated Class III Directors (the "Board Nominees") for reelection at the Annual Meeting. The Board Nominees are:

  •
  Alfred L. Donovan.  Age 67. Mr. Donovan resides in Chestnut Hill, Massachusetts and is an independent consultant specializing in marketing and business strategy, based in Boston, Massachusetts. Mr. Donovan became a Director of Rockland Trust Company, the Company's wholly-owned banking subsidiary ("Rockland Trust"), in 1967 and a Director of the Company in 2000.
  •
  E. Winthrop Hall.  Age 66. Mr. Hall resides in Weymouth, Massachusetts and is President and Chairman of the Board of Directors of F. L. & J. C. Codman Co., a manufacturer of buffing, polishing, grinding wheels and special machinery in Rockland, Massachusetts. Mr. Hall became a Director of Rockland Trust in 1980 and a Director of the Company in 2000.
  •
  Douglas H. Philipsen.  Age 63. Mr. Philipsen was appointed Chairman of the Board of the Company and of Rockland Trust in July 1998. Mr. Philipsen joined Rockland Trust in December 1991 as President, Chief Executive Officer, and a Director. At that time he also became President and a Director of the Company.
  •
  Robert D. Sullivan.  Age 59. Mr. Sullivan resides in Hanover, Massachusetts and is President of Sullivan Tire Company, Inc., a retail and commercial tire and automotive repair service with locations throughout Massachusetts, Maine, New Hampshire, and Rhode Island. Mr. Sullivan has been a Director of Rockland Trust since 1979 and became a Director of the Company in 2000.
  •
  Brian S. Tedeschi.  Age 51. Mr. Tedeschi resides in Norwell, Massachusetts and is Chairman of the Board of Directors of Tedeschi Realty Corp., a real estate development company in Rockland, Massachusetts. Mr. Tedeschi has served as a Director of Rockland Trust since 1980 and of the Company since 1991.

        The Board Nominees have served the Company and Rockland Trust for many years and have each contributed to the Company's success. Management, under the direction of the Board of Directors, is executing a solid operating plan that delivers value to the shareholders. The success which the Company experienced in 2001, a year when net income increased by 45% and diluted earnings per share increased by 44%, indicates that the plan which the Board and management has in place is working.

        The Board (with Director William J. Spence abstaining) therefore recommends reelection of all five of the Board Nominees.

        Unless instructions to the contrary are received, it is intended that the shares represented by proxies will be voted for the reelection the Board Nominees as Class III Directors. The Company has no reason to believe that any of the Board Nominees will be unable to serve. If, however, any of the Board Nominees should not be available for election at the time of the Annual Meeting, it is the intention of the persons named as proxies to vote the shares to which the proxy relates, unless authority to do so has been withheld or limited in the proxy, for the election of such other person or persons as may be designated by the Board or, in the absence of such designation, in such other manner as they may, in their discretion, determine.

The Board Therefore Recommends That You Vote FOR ALL NOMINEES
On The Enclosed White Proxy Card And Reelect The Board Nominees.

        The reelection of the Board Nominees may be contested at the Annual Meeting because of actions taken by William J. Spence, who is a Director of the Company and who will be retiring in 2002 upon attaining age 72. During the past two years, Director Spence has informally proposed to the Board that it nominate his daughter, Kerry Lee Spence, for election to a three-year term as a Director of the Company. The Board has declined to do so on each occasion.

        On November 2, 2001, Director Spence sent a letter to the Clerk of the Company, in the form of a shareholder proposal, which formally nominated his daughter, Kerry Lee Spence, for election to the Board. Kerry Lee Spence currently serves as Chief Financial Officer of Massachusetts Bay Lines, Inc., a ferry boat operator, in Boston, Massachusetts. Massachusetts Bay Lines, Inc. is, upon information and belief, owned or controlled by her father, Director Spence.

        On November 8, 2001, the Board voted unanimously, with the exception only of Director Spence, to oppose the nomination of Kerry Lee Spence unless Director Spence withdrew that nomination by November 16, 2001. On November 15, 2001, however, Director Spence confirmed to Edward H. Seksay, General Counsel of the Company, in writing, that Director Spence was not withdrawing the nomination of his daughter, Kerry Lee Spence.

        After Director Spence refused to withdraw his daughter's nomination, the Company retained outside counsel to represent the Company in connection with the nomination of Kerry Lee Spence. On December 18, 2001, outside counsel filed a "no-action" letter request with the Securities Exchange Commission ("SEC") on behalf of the Company to confirm that the SEC would not recommend enforcement action against the Company if it did not include Director Spence's shareholder proposal in the Company's proxy materials, because it pertained only to the nomination of a director to serve on the Board, a matter which is handled through compliance with the Company's nomination procedures set out in its By-Laws. A copy of that "no-action" request was simultaneously delivered to Director Spence. On February 8, 2002, the SEC responded and confirmed that it would not recommend enforcement action if the Company omitted Director Spence's shareholder proposal from its proxy materials, because the proposal "nominates an individual for membership on Independent Bank's board of directors."

        Director Spence has complied with the Company's nomination procedures. Consequently, even though the Company does not need to include Director Spence's shareholder proposal in this Proxy Statement, the subject of Kerry Lee Spence's election will still come before the Annual Meeting.

        Although Director Spence has indicated that, as of this date, he has not yet decided whether to solicit proxies in support of Kerry Lee Spence's nomination, you may in the future receive proxy materials recommending Kerry Lee Spence for election to the Company's Board of Directors. To support the Board and the five Board Nominees who are up for reelection, the Board urges you not to sign any proxy card you may receive to support the election of Kerry Lee Spence.

        The Board appreciates the many years of service which Director Spence has devoted to the Company and acknowledges that Kerry Lee Spence's great-grandfather helped found Rockland Trust in 1907. Board membership, however, is not an inherited right. All members of the Board, with the exception of Director Spence, oppose the nomination of Kerry Lee Spence.

        The Common Stock of the Company is publicly traded on NASDAQ, and, for many years, the Company has had a diverse ownership comprised of many institutional and individual investors. Kerry Lee Spence should not be elected to the Board (based upon a nomination submitted by her father, Director Spence) because the Company is not a Spence family business, and it would be contrary to the best interests of the Company and its shareholders to do anything to indicate otherwise.

        Because the size of the Board has been set at 15 members, Kerry Lee Spence would need to unseat an incumbent member of the Board of Directors to be elected. Kerry Lee Spence, therefore, is attempting to unseat and replace one of the five Board Nominees who are up for reelection at the Annual Meeting. By voting "FOR ALL NOMINEES" on the enclosed white proxy card to reelect the five Board Nominees, you will also be automatically voting against the election of Kerry Lee Spence. To support the Board and the five Board Nominees who are up for reelection, the Board urges you not to sign any proxy card you may receive to support the election of Kerry Lee Spence.

  B.    Other Matters (Notice Item 2)

        The proxy also confers discretionary authority with respect to any other business which may come before the Annual Meeting, including rules for the conduct of the Annual Meeting. The Board knows of no other matter to be presented at the Annual Meeting. It is the intention of the persons named as proxies to vote the shares to which the proxies relate according to their best judgment if any matters not included in this Proxy Statement come before the Annual Meeting, unless the proxy states to the contrary.

VI.    Board Of Directors

  A.    Current Members

        The Board of the Company is currently comprised of the individuals listed below. As there is substantial overlap between the membership of the Board of the Company and the Board of Directors of Rockland Trust, the Company's wholly-owned banking subsidiary, the current membership of the Rockland Trust Board of Directors is also described below.

Class I Directors (Term Expires in 2003) (Directors Continuing In Office)

        Richard S. Anderson.    Age 59. Mr. Anderson is an owner and principal executive of Anderson-Cushing Insurance Agency, Inc., an insurance broker in Middleborough, Massachusetts. Mr. Anderson became a Director of the Company and of Rockland Trust in 1992.

        Kevin J. Jones.    Age 50. Mr. Jones is Treasurer of Plumbers' Supply Company, a wholesale plumbing supply company, in Fall River, Massachusetts. Mr. Jones became a Director of Rockland Trust in 1997 and a Director of the Company in 2000.

        Lawrence M. Levinson.    Age 83. Mr. Levinson is a partner in the Boston, Massachusetts law firm of Burns & Levinson LLP and has been a practicing attorney in Boston since 1948. Mr. Levinson was a Director of Rockland Trust from 1960 until 1990, at which time he became an Honorary Director of Rockland Trust. Mr. Levinson has served as a Director of the Company since 1986.

        Richard H. Sgarzi.    Age 59. Mr. Sgarzi is the President and Treasurer of Black Cat Cranberry Corp., a cranberry grower in Plymouth, Massachusetts. Mr. Sgarzi has served as a Director of Rockland Trust since 1980 and as a Director of the Company since 1994.

        Thomas J. Teuten.    Age 61. Mr. Teuten is President of A.W. Perry, Inc. and A.W. Perry Security Corporation, real estate investment companies in Boston, Massachusetts. Mr. Teuten has served as a Director of Rockland Trust since 1975 and as a Director of the Company since 1986.

Class II Directors (Term Expires in 2004) (Directors Continuing In Office)

        W. Paul Clark.    Age 66. Mr. Clark is the President and General Manager of Paul Clark, Inc., a Ford and Volkswagen dealership in Brockton, Massachusetts. Mr. Clark has served as a Director of Rockland Trust since 1970 and as a Director of the Company since 1986.

        Robert L. Cushing.    Age 83. Mr. Cushing is President of the Hannah B. G. Shaw Home for the Aged, Inc., a non-profit retirement living facility in Middleborough, Massachusetts. Mr. Cushing became a Director of the Company in 1986 and an Honorary Director of Rockland Trust in 1992.

        Benjamin A. Gilmore, II.    Age 54. Mr. Gilmore is President of Gilmore Cranberry Co., Inc., a cranberry grower in South Carver, Massachusetts, and is Chairman of the Board of Directors of Ocean Spray Cranberries, Inc., a cranberry products company in Lakeville, Massachusetts. Mr. Gilmore became a Director of the Company and of Rockland Trust in 1992.

        William J. Spence.    Age 71. Mr. Spence is President of Massachusetts Bay Lines, Inc., a company which conducts excursion boat rentals in Boston, Massachusetts, and President of New Boston Concessions, Inc., a food and beverage concessionaire, located in Boston, Massachusetts. Mr. Spence became a Director of Rockland Trust in 1966 and a Director of the Company in 1986.

        John H. Spurr, Jr.    Age 55. Mr. Spurr is Executive Vice President and Treasurer of A. W. Perry, Inc., a real estate investment company in Boston, Massachusetts. Mr. Spurr became a Director of Rockland Trust in 1985 and a Director of the Company in 2000.

Class III Directors (Term Expires in 2002) (The Board Nominees)

        Alfred L. Donovan.    Age 67. Mr. Donovan is an independent consultant specializing in marketing and business strategy, based in Boston, Massachusetts. Mr. Donovan became a Director of Rockland Trust in 1967 and a Director of the Company in 2000.

        E. Winthrop Hall.    Age 66. Mr. Hall is President and Chairman of the Board of Directors of F. L. & J. C. Codman Co., a manufacturer of buffing, polishing, grinding wheels and special machinery in Rockland, Massachusetts. Mr. Hall became a Director of Rockland Trust in 1980 and a Director of the Company in 2000.

        Douglas H. Philipsen.    Age 63. Mr. Philipsen was appointed Chairman of the Board of the Company and of Rockland Trust in July 1998. Mr. Philipsen joined Rockland Trust in December 1991 as President, Chief Executive Officer, and a Director. At that time he also became President and a Director of the Company. From October 1987 through November 1990, Mr. Philipsen served as President and Chief Executive Officer of Bank of New England-Worcester, Worcester, Massachusetts, and its predecessor financial institutions, Guaranty Bank & Trust and Consumers Savings Bank.

        Robert D. Sullivan.    Age 59. Mr. Sullivan is President of Sullivan Tire Co, Inc., a retail and commercial tire and automotive repair service with locations throughout Massachusetts, Maine, New Hampshire, and Rhode Island. Mr. Sullivan has been a Director of Rockland Trust since 1979 and became a Director of the Company in 2000.

        Brian S. Tedeschi.    Age 51. Mr. Tedeschi is Chairman of the Board of Directors of Tedeschi Realty Corp., a real estate development company in Rockland, Massachusetts. Mr. Tedeschi has served as a Director of Rockland Trust since 1980 and of the Company since 1991.

        With the exception of Messrs. Cushing and Levinson, who are current members of the Board of the Company while only Honorary Directors of Rockland Trust, the current membership of the Board of the Company and of the Board of Directors of Rockland Trust is the same.

        Director Lawrence M. Levinson attended 0 out of 11 (or 0%) of the meetings of the Company's Board during 2001. All other Directors attended more than 75% of the meetings of the Company's Board during 2001.

  B.    Meetings And Compensation For The Board And Its Committees

        During 2001, the Board of the Company had 11 meetings, and the Rockland Trust Board of Directors had 12 meetings. The Board of the Company has standing Executive, Audit, and Stock Option Plan Committees. The Rockland Trust Board of Directors has standing Executive, Audit, Compensation, and Trust Committees.

        The Executive Committees of the Company and Rockland Trust are composed of the same permanent and rotating members, with the permanent members of the Executive Committee elected each May. The current permanent members of the Executive Committee of the Company and Rockland Trust are Messrs. Clark (who acts as Chairman of the Executive Committee), Philipsen, Sgarzi, and Teuten. All other members of the Board, except for Messrs. Cushing and Levinson, due to their status as Honorary Directors of Rockland Trust, serve on the Executive Committees of the Company and Rockland Trust in a rotating capacity for three months at least once per year.

        No fees were paid to any Director who was an employee of the Company or Rockland Trust for attendance at meetings of the Board in 2001. All non-employee Directors received a $700 fee per meeting for attendance at meetings of the Rockland Trust Board of Directors. Each non-employee director who was a member of the Company's Audit Committee or Rockland Trust's Executive or Audit Committee received a $700 fee per meeting attended. Mr. Clark, the Chairman of the Executive Committees for both the Company and Rockland Trust, received a $925 fee per Executive Committee meeting attended. Mr. Spurr, the Chairman of the Company's Audit Committee, and Mr. Sullivan, the Chairman of Rockland Trust's Audit Committee, received a $900 fee per meeting attended.

        Those Directors who served as permanent members of the Executive Committees of the Company and Rockland Trust received an annual retainer of $6,500, except that Mr. Clark, the Executive Committee Chairman, received an annual retainer of $10,000. Those Directors who served as rotating members of the Executive Committee of the Company and Rockland Trust received an annual retainer of $5,000.

        The Compensation Committee of Rockland Trust held 12 meetings in 2001. Its membership was comprised of permanent members Messrs. Clark, Sgarzi, and Teuten, plus those Directors serving as rotating members of the Executive Committee of Rockland Trust at the time of the Compensation Committee meeting. No fees were paid to any member of the Compensation Committee for attendance at committee meetings.

        The Stock Option Plan Committee, subject to the provisions of the Company's 1987 Employee Stock Option Plan (the "1987 Plan") and the 1997 Employee Stock Option Plan (the "1997 Plan" and, collectively with the 1987 Plan, the "Plans"), has plenary authority in its discretion to determine the employees of the Company and Rockland Trust to whom options shall be granted, the number of shares to be granted to each employee, and the time or times at which options should be granted, to interpret the Plans and to prescribe, amend and rescind rules and regulations relating to the Plans. The 1987 Plan expired in 1997, and no additional stock options may be granted under it. The Stock Option Plan Committee held two meetings in 2001. During 2001, its membership consisted of Messrs. Clark, Sgarzi, and Teuten. Members of the Stock Option Plan Committee are elected each year following the annual meeting of stockholders of the Company.

        Under the Directors' Option Plan, each person who was a non-employee director of the Company or of Rockland Trust on April 16, 1996 automatically received a non-qualified stock option to purchase 5,000 shares of Common Stock at the then fair market value of the Common Stock. Each person who thereafter becomes a non-employee director of the Company or of Rockland Trust shall receive, on the first anniversary of his or her election, a non-qualified stock option to purchase 5,000 shares of Common Stock at its then fair market value. Thereafter, each such non-employee director shall receive a non-statutory stock option to purchase 1,000 shares of Common Stock upon the later of (a) the expiration of one year following his or her election to the Board, or (b) the third business day following the day of the annual meeting of stockholders, at the then current fair market value.

  C.    Report Of The Company's Audit Committee(1)

(1)
This Report of the Company's Audit Committee shall not be deemed to be incorporated by reference into any of the Company's previous filings with the Securities and Exchange Commission ("SEC") and shall not be deemed incorporated by reference into any of the Company's future SEC filings irrespective of any general incorporation language therein.

        During 2001, the Audit Committee of the Company's Board had 6 meetings. Its membership was compromised of Messrs. Spurr (who served as Chairman), Clark, and Cushing.

        Each member of the Company's Audit Committee is independent as defined under the National Association of Securities Dealers' listing standards. The Company's Audit Committee operates under a written charter approved by the Board, a copy of which is attached as Exhibit A to this Proxy Statement.

        The Company's Audit Committee assists the Board by overseeing the audit coverage and monitoring the accounting, financial reporting, data processing, regulatory, and internal control environments. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. The primary duties and responsibilities of the Company's Audit Committee are to: (1) serve as an independent and objective party to monitor the Company's financial reporting process and internal control systems; (2) review and appraise the audit efforts of the Company's independent auditors and internal audit department; (3) evaluate the Company's quarterly financial performance, as well as its compliance with laws and regulations; (4) oversee management's establishment and enforcement of financial policies; and, to (5) provide an open avenue of communication among the independent auditors, financial and senior management, the internal audit department, and the Board.

        The Company's Audit Committee has:

  •
  reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2001 with the Company's management and Arthur Andersen LLP, the Company's independent auditors, including a discussion of the quality and effect of the Company's accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;
  •
  discussed the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees) with Arthur Andersen LLP, including the process used by management in formulating particularly sensitive accounting estimates and the basis for the conclusions of Arthur Anderson LLP regarding the reasonableness of those estimates; and
  •
  met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

        During the fiscal year ended December 31, 2001, the Company retained and paid Arthur Andersen LLP to provide audit and other services, as follows:

Audit Fees:	$162,000
All Other:
Audit Related	$74,700
Other	$100,000

The $100,000 in "Other" amounts paid to Arthur Andersen LLP during 2001 is comprised of: $75,000 paid for tax return preparation and tax advisory services; and, $25,000 paid for a review of the Company's network security.

        The Company's Audit Committee has also received the written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1 (entitled "Independence Discussion with Audit Committees"), has discussed the independence of Arthur Andersen LLP and considered whether the provision of non-audit services by Arthur Andersen LLP is compatible with maintaining auditor independence, and has satisfied itself as to the auditor's independence.

        Based on the review and discussions noted above, the Company's Audit Committee has recommended to the Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the SEC. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if s/he so desires.

                      Submitted by:
                      John H. Spurr, Jr., Chairman
                      W. Paul Clark
                      Robert L. Cushing
                       Audit Committee
                      Independent Bank Corp.

  D.    Compensation Committee And Stock Option Plan Committee Interlocks And Insider Participation.

        During 2001, Messrs. Clark, Sgarzi, and Teuten, Directors of the Company, served as members of the Stock Option Committee of the Company. As described above, all members of the Company's Board served on the Compensation Committee of the Bank in either a permanent or rotating capacity.

        Rockland Trust leased 2,500 square feet of operations space in Rockland, Massachusetts from A.W. Perry, Inc. for which Rockland Trust paid annual total rent of approximately $12,633 for 2001. Rockland Trust leased 1,606 square feet of space for its North Pembroke lending center and 122 square feet of space for an automated teller machine site from Brigantine Village Realty Trust. During 2001, the total rent for such premises was approximately $30,772. Mr. Teuten is the President of A.W. Perry, Inc. and a trustee of Brigantine Village Realty Trust. Mr. Spurr is the Executive Vice President and Treasurer of A.W. Perry, Inc. These amounts did not exceed 5% of that firm's gross revenues for 2001.

        In August 1989, A.W. Perry, Inc., a real estate developer, and Rockland Trust entered into a joint venture agreement to develop an office building on a parcel of land containing approximately 186,300 square feet located in Hanover, Massachusetts. Mr. Teuten, a Director of the Company, and Mr. Spurr, also a Director of the Company, are President and Executive Vice President and Treasurer of A.W. Perry, Inc., respectively. Rockland Trust's Investment Management Group Division is located in this office building. Rental payments for this property in 2001 were approximately $247,234. These amounts did not exceed 5% of that firm's gross revenues for 2001. In November 1997, the aforementioned joint venture entered into a triple net, 99-year ground lease with A.W. Perry, Inc. with respect to a portion of such land (on which a separate building had been constructed). All of the base rent due with respect to such lease ($450,000) was paid to the joint venture upon execution of the lease. In November 1997, the joint venture made a distribution of such proceeds to Rockland Trust and A.W. Perry, Inc., in accordance with their respective 50% joint venture interests.

        Burns & Levinson LLP, a law firm of which Mr. Levinson, a Director of the Company, is a partner, furnished legal services to the Company for which it received fees that did not exceed 5% of that firm's gross revenues for 2001. It is anticipated that Burns & Levinson LLP may continue to furnish such legal services in the future.

        During 2001, Rockland Trust paid Paul Clark, Inc. of which Mr. Clark, a Director of the Company, is President, $18,699 for repair services and the purchase by Rockland Trust of one automobile. These amounts did not exceed 5% of that firm's gross revenues for 2001.

        Rockland Trust leased the 2,500 square feet of space at which its Kingston branch is located from Kingston Associates for which Rockland Trust paid total rent of approximately $46,732 in 2001. Rockland Trust leased the 2,195 square feet of space at which its Whitman branch is located from Whitman Associates for which Rockland Trust paid total rent of approximately $39,752 in 2001. The 2,400 square foot Middleborough Square facility is leased from Middleborough Associates for which Rockland Trust paid total rent of approximately $68,216 in 2001. The 2,400 square foot Cranberry Plaza branch in Wareham is leased from the Darman-Tedeschi Trust for which total rent of approximately $49,219 was paid in 2001. Rockland Trust leased 1,800 square feet at which its Rockland Plaza branch is located from the Rockland Plaza Inc. Nominee Trust for which Rockland Trust paid total rent of approximately $29,843 in 2001. Rockland Trust leased the 1,496 square feet of space at which its Pocasset branch is located from Beta Nominee Trust for which Rockland Trust paid total rent of approximately $19,448 in 2001. During 1998, Rockland Trust purchased an office condominium from Tedeschi Realty Corporation for $1,074,000 in order to relocate its Hanover Branch. Rockland Trust paid condominium fees of approximately $8,700 in 2001. In 2001, Rockland Trust opened a new bank branch approximately 1,860 square feet in size, in North Plymouth. The new North Plymouth branch was constructed pursuant to a lease between Rockland Trust and Tedeschi Realty Corporation, and, during 2001, Rockland Trust paid $7,110 to the landlord in accordance with that lease. Brian S. Tedeschi, a Director of the Company, is affiliated with each of the foregoing landlords.

        Some of the Directors and executive officers of the Company, as well as members of their immediate families and the companies, organizations, trusts, and other entities with which they are associated, are, or during 2001 were, also customers of Rockland Trust in the ordinary course of business, or had loans outstanding during 2001, including loans of $60,000 or more, and it is anticipated that such persons and their associates will continue to be customers of and indebted to Rockland Trust in the future. All such loans were made in the ordinary course of business, did not involve more than normal risk of collectibility or present other unfavorable features, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unaffiliated persons and, where required by law, were prior approved by the Rockland Trust Board of Directors. At December 31, 2001, such loans amounted to approximately $16.5 million (12.4% of total stockholders' equity). None of these loans to directors, executive officers, or their associates are nonperforming.

        In the opinion of management of the Company, the terms of the foregoing transactions were no less favorable to the Company than those it could have obtained from an unrelated party providing comparable premises or services.

VII.    Executive Officers Of The Company And Of Rockland Trust Company

  A.    Current Executive Officers

        The Executive Officers of the Company and Rockland Trust currently are:

Name	Position	Age
Douglas H. Philipsen	Chairman of the Board of Directors, President, and Chief Executive Officer of the Company and Rockland Trust	63
Richard F. Driscoll	Executive Vice President of Rockland Trust	58
Raymond G. Fuerschbach	Senior Vice President and Human Resource Officer of Rockland Trust	51
Ferdinand T. Kelley	Executive Vice President of Rockland Trust	57
Edward H. Seksay	General Counsel of the Company and Rockland Trust	44
Denis K. Sheahan	Chief Financial Officer and Treasurer of the Company and Rockland Trust	36

        Douglas H. Philipsen.    Information concerning the business experience of Mr. Philipsen, who is also a Director of the Company and Rockland Trust, has been provided previously in the section entitled "Board Of Directors."

        Richard F. Driscoll.    Mr. Driscoll has been Executive Vice President, Retail and Operations Division of Rockland Trust since March 1992. Prior thereto, Mr. Driscoll served as Executive Vice President—Dealer Lending Division of Fleet Bank—Massachusetts, N.A. from July 1991 to March 1992.

        Raymond G. Fuerschbach.    Mr. Fuerschbach has served as Senior Vice President and Human Resource Officer of Rockland Trust since April 1994. Prior thereto, Mr. Fuerschbach had been Vice President and Human Resource Officer of Rockland Trust since November 1992. From January 1991 to October 1992, Mr. Fuerschbach served as Director of Human Resources for Cliftex Corp., New Bedford, Massachusetts, a tailored clothing manufacturer, and served in the same capacity for Chesebrough-Ponds, Inc., Health-Tex Division, Cumberland, Rhode Island from 1987 to 1991.

        Ferdinand T. Kelley.    Mr. Kelley has served as Executive Vice President, Commercial Lending Division of Rockland Trust since February 1993 and as Executive Vice President, Investment Management Group of Rockland Trust since September 1999. Prior thereto, Mr. Kelley served as Senior Vice President and Credit Administrator of Multibank Financial Corp., Dedham, Massachusetts, from August 1992 to January 1993. From February 1990 to July 1991, Mr. Kelley was the Regional President of the Worcester Region (Central Massachusetts) of Bank of New England, N.A., and continued in that position with Fleet Bank of Massachusetts, N.A., from July 1991 to August 1992 following Fleet Bank's acquisition of Bank of New England.

        Edward H. Seksay.    Mr. Seksay has served as General Counsel of the Company and of Rockland Trust since July 2000. Mr. Seksay is a graduate of Suffolk University Law School, where he was Editor-In-Chief of the Law Review. Prior to joining the Company and Rockland Trust, Mr. Seksay was with the Boston, Massachusetts law firm Choate, Hall & Stewart from 1984 to 1991 and with the Boston, Massachusetts law firm Heller, Levin & Seksay, P.C. from 1991 to 2000.

        Denis K. Sheahan.    Mr. Sheahan has served as Chief Financial Officer and Treasurer of the Company and Rockland Trust since May 2000. From July 1996 to May 2000, Mr. Sheahan was Senior Vice President and Controller of the Company and Rockland Trust. Prior thereto, Mr. Sheahan served as Vice President of Finance of BayBanks, Inc., Boston, Massachusetts.

        The term of office of each executive officer of the Company extends until the first meeting of the Board of Directors of the Company following the annual meeting of the Company's stockholders and/or until his earlier termination, resignation, death, removal, or disqualification. The term of office of each executive officer of Rockland Trust extends until his termination, resignation, death, removal, or disqualification. Other than with respect to the employment agreements with Messrs. Philipsen, Driscoll, Fuerschbach, Kelley, Seksay, and Sheahan described below, there are no arrangements or understandings between any executive officer and any other person pursuant to which such person was elected as an executive officer.

  B.    Report Of The Company's Stock Option Plan Committee And Of Rockland Trust Company's Compensation Committee On Executive Compensation During 2001

        The executive compensation program of the Company and Rockland Trust continues to have four primary components: base salary, annual cash incentive compensation, long-term compensation (equity based opportunities), and benefits. The base salary, cash incentives, and benefits are administered by Rockland Trust's Compensation Committee. The equity-based opportunities are administered by the Stock Option Plan Committee of the Company. The current membership of these Committees is comprised of the Directors of the Company or Rockland Trust set forth below. The Committees strive to balance short-term and long-term Company performance and shareholder returns in establishing performance criteria. The Committees evaluate executive compensation against these performance criteria and competitive executive pay practices before determining changes in base salary, the amount of any incentive payments, stock option awards, and other benefits.

        In 2001, the Compensation Committee again engaged Hay Management Consultants ("Hay") to review base salary ranges for the executive officers. Hay conducts market analyses of cash compensation and uses its proprietary job evaluation process to recommend salary ranges that reflect competitive factors and maintain internal equity. The 2001 review by Hay was extensive, due to the significant growth of Rockland Trust during 2000, and involved all executive officers and many senior management positions. Salary ranges were adjusted based upon Hay's recommendations. Management has used the Hay process since 1993 to establish base salary ranges for most officer positions in Rockland Trust.

        In 1997, the Compensation Committee engaged performance compensation consultants Sibson and Company ("Sibson") to review Rockland Trust's performance based cash compensation program for senior executives and other officers of Rockland Trust. Sibson's review encompassed total compensation, peer compensation levels, and the linkage between cash incentive compensation, plan results, and bank performance. Sibson found that Rockland Trust's compensation program is competitive and has supported performance improvement. Sibson's recommendations were incorporated in the 1999, 2000, and 2001 cash incentive compensation program for executive officers and other officers of Rockland Trust. Cash incentive awards for 2001 will be finalized in March of 2002 based principally by comparison of Rockland Trust's performance on Return on Assets and Return on Equity and measures of asset quality as compared to peer financial institutions.

        In addition to the recommendations of Sibson and Hay, the Bank utilizes, for normative purposes, SNL Securities SNL Executive Compensation Review for Commercial Banks. This review provides a summary of the compensation of the top five executive officers of all publicly traded U. S. commercial banks as reported in their Proxy Statements.

        In determining compensation for the Chief Executive Officer ("CEO"), the Compensation and Stock Option Plan Committees review the actual performance of the Company as compared to peer financial institutions as well as business plan objectives. The salary paid to Mr. Philipsen was increased effective April 2001, a performance bonus was awarded (upon completion of the review of the CEO's 2000 performance review in March 2001), and stock options were granted in December 2001. Mr. Philipsen's 2001 performance objectives included new business generation, positioning the Company to effectively compete within its market in the future, and the attainment of strategic objectives. A review of the CEO's performance for 2001 was conducted at executive sessions of the Board in July 2001 and again in January 2002. The Compensation Committee will complete its review of the CEO in March 2002.

        In 1994, the Compensation Committee reviewed the objectives of Rockland Trust's qualified and non-qualified retirement plans in light of the Congressional Omnibus Budget Reconciliation Act of 1993 provisions as they affect qualified retirement plan benefits. The Committee established that the objective of its retirement program will be to replace from all Company funded sources, inclusive of social security, approximately 60% of the average of the highest five year annual covered compensation for a full 25-year career, with proportionate reductions for less than a 25-year career. To accomplish this objective for Mr. Philipsen, in December 1994 the Compensation Committee authorized a supplemental retirement program utilizing a split dollar life insurance agreement. In 1998, the Committee amended the objective of its non-qualified retirement program to include incentive compensation in the calculation of retirement income objectives. This was done in response to current peer practices in this area of long-term compensation and is consistent with the results of Hay's published survey of executive retirement practices. In 1999, the Committee authorized a funded Rabbi Trust for Mr. Philipsen to meet the resulting retirement objective.

        Messrs. Driscoll, Fuerschbach, Kelley, Seksay, and Sheahan were also granted salary increases and a performance bonus by the Compensation Committee effective April 2001. These actions were based on Rockland Trust's improved results and individual performance within the framework of the salary ranges established using the Hay process and Rockland Trust's cash incentive compensation performance program. Year 2001 performance evaluations for these officers will be completed in March 2002. To accomplish the objectives of Rockland Trust's retirement program as stated above, in 1995 the Compensation Committee authorized a supplemental retirement program for Messrs. Driscoll, Kelley, Fuerschbach and, in 2000, for Messrs. Seksay and Sheahan utilizing a split dollar life insurance agreement. In 1999, the Compensation Committee authorized an additional supplemental retirement program to accomplish the objectives of the retirement program as stated above utilizing split dollar life insurance for Messrs. Kelley and Fuerschbach. In 1999, the Compensation Committee also authorized an additional supplemental executive retirement plan, which was later implemented through a funded Rabbi Trust, for Mr. Philipsen and for Mr. Driscoll.

        Messrs. Philipsen, Driscoll, Fuerschbach, Kelley, Seksay, and Sheahan received stock options under the 1997 Plan in December 2001. Each option, as disclosed in the Summary Compensation Table, provides the right to purchase a fixed number of shares at the fair market value on the business day preceding the grant. The number of shares granted to each executive officer in 2001 reflects the Committee's assessment of the individual's relative contribution to the Company, the long-term compensation practices prevalent in the industry, and the impact of such options on shareholder dilution.

Jointly Submitted by:
W. Paul Clark Richard H. Sgarzi Thomas J. Teuten Stock Option Committee Independent Bank Corp.	W. Paul Clark Richard H. Sgarzi Thomas J. Teuten Compensation Committee Rockland Trust Company	Alfred L. Donovan Kevin J. Jones Brian S. Tedeschi

  C.    Employment Agreements

        In December 1991, the Company and Rockland Trust entered into an employment agreement with Mr. Philipsen for him to serve as President of the Company and President and Chief Executive Officer of Rockland Trust. As amended in 1997, the term of Mr. Philipsen's employment agreement is a rolling three years. The agreement provides Mr. Philipsen with a base annual salary of $320,660, which may be, and has been, increased at the discretion of the Board, the use of a Company-owned automobile, and provides for participation in the various benefit programs provided by the Company, including group life insurance, sick leave and disability, retirement plans and insurance programs. The agreement provides for the establishment by the Company of a Rabbi Trust for the purpose of funding post-retirement taxes, pension payments, and other related expenses which may result from the split dollar agreement previously described. In the event of a change of control, the Company is obligated to immediately fund the payment of the remaining premiums due with respect to the split dollar agreement. The employment agreement provides that in the event of an involuntary termination of Mr. Philipsen by Rockland Trust or the Company for reasons other than cause, as defined, or resignation by Mr. Philipsen for "good reason," as defined, Mr. Philipsen would (i) continue to receive his base salary for three years, plus a sum equal to three times the amount of any incentive payment paid to him within the previous 12 months under the Company's Executive Incentive Compensation Plan and (ii) be entitled to continue to participate in and receive benefits under the Company's group health and life insurance programs for three years or, at his election, to receive a grossed up for taxes bonus payment in an amount equal to the cost to the Company of Mr. Philipsen's participation in such plans and benefits for such three year period. Also, in the event of a termination without cause or a resignation for good reason, all the stock options granted to Mr. Philipsen pursuant to the agreement would remain exercisable for a period of three months following the date of his termination. Resignation for "good reason" under the employment agreement, means, among other things, the resignation of Mr. Philipsen after (i) the Company or Rockland Trust, without the express written consent of Mr. Philipsen, materially breaches the agreement to his substantial detriment; (ii) the Board of the Company or of Rockland Trust, without cause, substantially changes Mr. Philipsen's core duties or removes his responsibility for those core duties, so as to effectively cause him to no longer be performing the duties of Chief Executive Officer and President of Rockland Trust and President of the Company; (iii) the Board of the Company or of Rockland Trust without cause, places another executive above Mr. Philipsen in the Company or Rockland Trust or (iv) a change of control, as defined, occurs. Mr. Philipsen is required to give the Company or Rockland 30 days notice and an opportunity to cure in the case of a resignation effective pursuant to clauses (i) through (iii) above.

        The Company and/or Rockland Trust have also entered into employment agreements with the following executive officers (the "Executives"):

Name and Title	Date of Employment Agreement
Richard F. Driscoll Executive Vice President	March 1992
Raymond G. Fuerschbach Senior Vice President and Human Resource Officer	October 1994
Ferdinand T. Kelley Executive Vice President	February 1993
Edward H. Seksay General Counsel	October 2000
Denis K. Sheahan Chief Financial Officer and Treasurer	April 2000

        These agreements, as amended, are terminable at will by either party. These agreements established the original annual base salaries of Messrs. Driscoll, Fuerschbach, Kelley, Seksay, and Sheahan at $158,600, $84,600, $158,600, $175,000, and $140,000, respectively, and provide that annual base salaries may be increased at the discretion of the Rockland Trust Board of Directors. The employment agreements also provide for the Executives to participate in Rockland Trust various benefit programs, including group life insurance, sick leave and disability, retirement plans and insurance programs and, in some instances, for the use of a Company-owned automobile. The employment agreements further provide that if any of the Executives are terminated involuntarily for any reason other than cause, as defined, or if any of the Executives resigns for "good reason," as defined, he would be entitled to continue to (i) receive his salary for twelve months (unless such termination or resignation follows a change of control, as defined, in which case the Executives shall receive a lump sum payment equal to 24 months salary, plus a lump sum payment equal to two times the greater of (x) the amount of any incentive payment paid out within the previous 12 months under the Company's Executive Incentive Compensation Plan or (y) the amount of any incentive payment paid out during the 12 months prior to such change of control under the Company's Executive Incentive Compensation Plan) and (ii) participate in and receive benefits under Rockland Trust's group health and life insurance programs for twelve months or, to the extent such plans or benefits are discontinued and no comparable plans or benefits are established, to receive a grossed up for taxes bonus payment equal to the cost to Rockland Trust of the Executives' participation in such plans and benefits for such period (unless such termination or resignation follows a change of control, in which case the Executives shall have the right to participate in and receive such benefits for 24 months or, at his election, to receive a grossed up for taxes bonus payment in an amount equal to the cost to Rockland Trust of the Executives' participation in such plans and benefits for 24 months. In the event of a change of control, the Company is obligated to immediately fund the payment of six years of future premiums due with respect to any split dollar agreement). Also, during a 30 day window period 12 months following the occurrence of a change of control of the Company (as defined), the Executives have the unqualified right to resign for any reason or for no reason and to receive the resignation for good reason benefit provided for following the occurrence of a change of control. In addition, in the event any of the Executives are terminated involuntarily for any reason other than for cause or if he resigns for good reason, all incentive stock options granted would immediately become fully exercisable and would remain exercisable for a period of three months following his termination. Resignation for "good reason" under the employment agreements, means, among other things, the resignation of the Executives after (i) Rockland Trust, without the express written consent of the Executives, materially breaches the agreement to the Executives' substantial detriment; or (ii) the Rockland Trust Board of Directors, or its President and Chief Executive Officer, without cause, substantially changes the Executives' core duties or removes his responsibility for those core duties, so as to effectively cause him to no longer be performing the duties for which the Executives were hired. The Executives are required to give Rockland Trust 30 days notice and an opportunity to cure in the case of a resignation for good reason.

  D.    Summary Compensation Table And Stock Option Grants

        The Summary Compensation Table set forth below contains individual compensation information on the Chief Executive Officer and the four other most highly compensated current executive officers of the Company and/or Rockland Trust:

SUMMARY COMPENSATION TABLE

Long Term Compensation Award
		Annual Compensation(1)			Securities Underlying Stock Option (# of Shares)
Name and Principal Position						All Other Compensation (3)
	Year	Salary		Bonus
Douglas H. Philipsen Chairman, President, and Chief Executive Officer	2001 2000 1999	$ $ $	394,399 372,199 359,427	(2 162,350 136,710)	21,300 19,100 20,025	$ $ $	301,628 304,576 153,754
Richard F. Driscoll Executive Vice President	2001 2000 1999	$ $ $	220,335 204,052 196,191	(2 65,590 55,230)	12,200 11,575 12,125	$ $ $	112,779 114,747 89,289
Ferdinand T. Kelley Executive Vice President	2001 2000 1999	$ $ $	220,282 201,956 196,208	(2 65,590 55,230)	12,200 11,575 12,125	$ $ $	65,757 68,421 70,493
Edward M. Seksay General Counsel	2001 2000	$ $	177,513 74,129	(2 16,950)	8,925 15,675		$48,073 —
Denis K. Sheahan Chief Financial Officer And Treasurer	2001 2000 1999	$ $ $	168,829 132,122 91,251	(2 62,370 20,000)	10,100 11,000 4,250	$ $ $	38,128 3,845 2,737

(1)
May not include the dollar value of certain perquisites and personal benefits, the aggregate amount of which is less than 10% of the total annual compensation shown.

(2)
Performance based compensation for Messrs. Philipsen, Driscoll, Kelley, Seksay and Sheahan for fiscal 2001 results are estimated to be within 15% of $308,540, $117,860, $117,860, $57,540 and $97,490, respectively. The final determination of these amounts will be made in early 2002 and such amounts will be disclosed in the Proxy Statement for the next meeting of stockholders.

(3)
"All Other Compensation" includes ordinary income arising from stock option exercises, 401(k) matching contributions, split dollar life insurance benefits, and supplemental retirement benefits, as follows:

    401(k) Matching Contributions

    Includes the 401(k) Company matching contributions on behalf of these executive officers:

Executive Officer	Year	401(k) Match
Mr. Philipsen	2001 2000 1999	$ $ $	5,100 5,250 5,000
Mr. Driscoll	2001 2000 1999	$ $ $	5,100 5,250 5,000
Mr. Kelley	2001 2000 1999	$ $ $	5,100 5,250 5,000
Mr. Seksay	2001		$2,086
Mr. Sheahan	2001 2000 1999	$ $ $	4,624 3,845 2,738

    Split Dollar Life Insurance Policies

    These policies provide supplemental retirement benefits for the executive. Under the split dollar agreements, the Company has a surety interest in the death benefits or cash surrender value under the policy equal to the amount of premiums paid by the Company. Amount column includes premium for term life portion and present value of the benefit aggregated from policy inception.

Executive Officer	Year	Amount
Mr. Philipsen	2001 2000 1999	$ $ $	54,245 57,042 59,631
Mr. Driscoll	2001 2000 1999	$ $ $	78,342 80,160 81,844
Mr. Kelley	2001 2000 1999	$ $ $	60,657 63,171 37,903
Mr. Seksay	2001		$45,987
Mr. Sheahan	2001		$33,504

    Supplemental Retirement Benefits

    2001—Consists of $242,284 and $29,337 liability incurred as part of the Company's obligation to fund certain retirement benefits for Messrs. Philipsen and Driscoll, respectively; 2000—Consists of $242,126 and $29,337 liability incurred as part of the Company's obligation to fund certain retirement benefits for Messrs. Philipsen and Driscoll, respectively. 1999—Consists of $89,123 and $2,445 liability incurred as part of the Company's obligation to fund certain retirement benefits for Messrs. Philipsen and Driscoll respectively.

        The following table sets forth individual grants of stock options that were made during the last fiscal year to executive officers. This table is intended to allow stockholders to ascertain the number and size of option grants made during the fiscal year, the expiration date of the grants, and the potential realizable value of such options, assuming that the market price of the underlying security appreciates in value from the date of grant to the end of the term (ten years) at assumed annualized rates of 5% and 10%.

						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
			Percent of Total Options Granted to Employees In 2000
	Number of Securities Underlying Option
Name				Exercise Price	Expiration Date(3)
						5%	10%
Douglas H. Philipsen	21,300	(1)	14.86%	20.125	12/19/2011	269,490	682,887
Richard F. Driscoll	12,200	(2)	8.51%	20.125	12/19/2011	154,356	391,137
Ferdinand T. Kelley	12,200	(2)	8.51%	20.125	12/19/2011	154,356	391,137
Edward H. Seksay	8,925	(2)	6.23%	20.125	12/19/2011	112,920	286,139
Denis K. Sheahan	10,100	(2)	7.05%	20.125	12/19/2011	127,786	323,810

(1)
All of these options become exercisable six months and one day following December 21, 2001.

(2)
One-third of such options become exercisable June 21, 2002, one-third of such options become exercisable on January 2, 2003 and one-third of such options become exercisable on January 2, 2004, unless the holder thereof is terminated without cause (as defined in the Option Agreement) or resigns for good reason (as defined in the Option Agreement), in which case, all of such options become immediately exercisable and remain so for three months following such termination.

(3)
All of these options may expire earlier than December 19, 2011 under certain circumstances involving termination of employment, disability or retirement of the option holder.

        The following table sets forth, with respect to executive officers, information with respect to the aggregate amount of options exercised during the last fiscal year, any value realized thereon, the number of unexercised options at the end of the fiscal year (exercisable and unexercisable) and the value with respect thereto.

			Number of Unexercised Options at Fiscal Year End		Value of Unexercised in the Money Options at Fiscal Year End(1)
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Douglas H. Philipsen	—	—	86,466	21,300	$706,128	$45,049
Richard F. Driscoll	10,100	$141,728	54,843	23,957	512,211	145,276
Ferdinand T. Kelley	7,600	66,263	54,843	23,957	512,211	145,276
Edward H. Seksay	—	—	6,893	17,707	72,064	110,043
Denis K. Sheahan	—	—	14,926	18,849	116,817	111,063

(1)
Based upon a closing market price for the Company's Common Stock as of December 31, 2001 of $22.24.

RETIREMENT PLAN FOR EMPLOYEES OF ROCKLAND TRUST COMPANY

	Years of Service
Final Average Compensation
	10	15	20	25	30	35
$50,000	$7,581	$11,372	$15,162	$18,953	$20,203	$21,453
$100,000	$17,581	$26,372	$35,162	$43,953	$46,453	$48,953
$150,000	$27,581	$41,372	$55,162	$68,953	$72,703	$76,453
$160,000	$29,581	$44,372	$59,162	$73,953	$77,953	$81,953
$170,000 and higher	$31,581	$47,372	$63,162	$78,953	$83,203	$87,453

        Defined Benefit Pension Plan.    In 1994, the Rockland Trust Retirement Plan (the "Defined Benefit Plan") formula was amended for participants who retired in 1995 and subsequent years of service. The annual normal retirement benefit under the Defined Benefit Plan is equal to (a) 2.0% of final average compensation less (b) .65% of covered compensation as defined for Social Security purposes ("Covered Compensation") times (c) years of service to 25. For participants who had completed 20 or more years of service at December 31, 1994 an additional benefit of .5% times final average compensation times service in excess of 25 years, but not exceeding ten additional years, is provided.

        Examples of approximate annual benefits at normal retirement under the formula are shown above using the 2001 Covered Compensation amount of $37,212 for the offset percentages of the Defined Benefit Plan.

        Benefits for 2001 consider only the first $170,000 of compensation earned by an executive. As of December 31, 2001, Messrs. Philipsen, Driscoll, Kelley, Seksay, and Sheahan had approximately 11, 11, 10, 1, and 5 years of service, respectively.

        The Defined Benefit Plan benefit formula for service prior to 1994 is equal to (a) 1 1/2% of a participant's final average compensation times his credited service up to 10 years; plus (b) 2% of his final average compensation times his credited service in excess of 10 years (provided that not more than 20 years of service shall be considered); plus (c) 1/2% of his final average compensation times his credited service in excess of 30 years (provided that no more than 5 years of service over 30 years shall be considered), less the smaller of (i) or (ii) described as follows: (i) .65% times the participant's years of service up to 35, times the lesser of his average annual compensation or his Covered Compensation; or (ii) 1/2 the sum of (a), (b) and (c) above, substituting the lesser of average annual compensation or Covered Compensation for final average compensation, if less. Defined Benefit Plan participants are eligible at normal retirement for the benefit derived from the current formula or, if greater, the benefit for service under the prior Defined Benefit Plan formula.

        In January 1997, the Defined Benefit Plan was joined with The Financial Institutions Retirement Fund. This merger has provided significant expense reductions which began impacting Rockland Trust in 1997 while continuing to provide the benefit structure discussed above.

VIII.    Ownership Of Common Stock And Related Matters

  A.    Common Stock Beneficially Owned By Any Entity With 5% Or More Of Common Stock And Owned By Directors And Executive Officers

        The following table sets forth the beneficial ownership of the Common Stock as of February 1, 2002, with respect to (i) any person or entity who is known to the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each Director, (iii) each of the current executive officers, and (iv) all Directors and executive officers of the Company as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Credit Suisse Asset Management, L.L.C.	844,385	(2)	5.88%
John Hancock Advisors, Inc.	750,000		5.23%
Richard S. Anderson	22,516	(3)
W. Paul Clark	177,186	(4)	1.23%
Robert L. Cushing	76,600	(5)
Alfred L. Donovan	42,091	(6)
Richard F. Driscoll,* Executive Vice President	100,334	(7)
Raymond G. Fuerschbach,* Senior Vice President and Human Resource Officer	49,700	(8)
Benjamin A. Gilmore, II	11,742	(9)
E. Winthrop Hall	22,210	(10)
Kevin J. Jones	78,385	(11)
Ferdinand T. Kelley,* Executive Vice President	87,895	(12)
Lawrence M. Levinson	216,239	(13)	1.50%
Douglas H. Philipsen,* Chairman of the Board, President and Chief Executive Officer	231,959	(14)	1.61%
Edward H. Seksay,* General Counsel	29,600	(15)
Denis K. Sheahan,* Chief Financial Officer and Treasurer	35,417	(16)
Richard H. Sgarzi	146,947	(17)	1.02%
William J. Spence	200,907	(18)	1.40%

John H. Spurr, Jr.	330,686	(19)	2.30%
Robert D. Sullivan	33,786	(20)
Brian S. Tedeschi	90,398	(21)
Thomas J. Teuten	327,939	(22)	2.28%
Directors and executive officers of the Company as a group (20 Individuals)	2,312,537	(23)	16.11%

*
Executive Officer of the Company and/or Rockland Trust
(1)
Percentages are not reflected for individuals whose holdings represent less than 1%. The information contained herein is based on information provided by the respective individuals and filings pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act"). Shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, all shares are beneficially owned by the respective individuals. Shares of Common Stock which are subject to stock options exercisable within 60 days of January 31, 2002 are deemed to be outstanding for the purpose of computing the amount and percentage of outstanding Common Stock owned by such person. See section entitled "Summary Compensation Table And Stock Option Grants."
(2)
In addition, pursuant to a Form 13-F filing dated February 14, 2002, Credit Suisse First Boston, Inc., an affiliate of Credit Suisse Asset Management, LLC, disclosed that it owns 147,700 shares of the Company. Credit Suisse First Boston and Credit Suisse Asset Management, LLC are both subsidiaries of the Credit Suisse Group, a Swiss company.
(3)
Includes 10,000 shares which Mr. Anderson has a right to acquire immediately through the exercise of stock options granted pursuant to the Company's 1996 Non-Employee Directors' Stock Option Plan (the "Directors' Option Plan").
(4)
Includes 44,752 shares owned by Paul Clark, Inc. and 5,556 shares owned by Paul Clark Trust, as to which Mr. Clark has sole voting and investment power, and 19,729 shares owned by Mr. Clark's wife, as to which shares Mr. Clark has shared voting and investment power. Includes 10,000 shares which Mr. Clark has a right to acquire immediately through the exercise of stock options granted pursuant to the Directors' Option Plan.
(5)
Includes 3,200 shares owned by Mr. Cushing and his wife, jointly, and 7,200 shares owned by his wife, individually. Mr. Cushing shares voting and investment power with respect to such shares. Includes 20,000 shares owned by a non-profit organization of which Mr. Cushing is an officer and a director. Mr. Cushing has voting and dispositive power with respect to such shares. Includes 10,000 shares which Mr. Cushing has a right to acquire immediately through the exercise of stock options granted pursuant to the Directors' Option Plan.
(6)
Includes 10,000 shares which Mr. Donovan has a right to acquire immediately through the exercise of stock options granted pursuant to the Directors' Option Plan. Includes 2,674 shares held by Ellien L. Donovan Trust of which Mr. Donovan is a Trustee.
(7)
Includes 7,500 shares owned by Mr. Driscoll and his wife, jointly, and 2,196 shares owned by his wife, individually. Mr. Driscoll shares voting and investment power with respect to such shares.

  Includes 47,046 shares which Mr. Driscoll has a right to acquire within 60 days of January 31, 2002 through the exercise of stock options granted pursuant to the 1987 Plan and the 1997 Plan.

(8)
Includes 34,450 shares which Mr. Fuerschbach has a right to acquire within 60 days of January 31, 2002 through the exercise of stock options granted pursuant to the 1987 Plan and the 1997 Plan.
(9)
Includes 850 shares owned by Mr. Gilmore and his wife, jointly, and 556 shares owned by his wife, individually. Mr. Gilmore shares voting and investment power with respect to such shares. Includes 5,000 shares which Mr. Gilmore has a right to acquire immediately through the exercise of stock options granted pursuant to the Directors' Option Plan.
(10)
Includes 10,000 shares which Mr. Hall has a right to acquire immediately through the exercise of stock options granted pursuant to the Directors' Option Plan.
(11)
Includes 6,691 shares owned by his wife, individually and 30,000 shares owned by his children. Includes 5,000 shares owned by Plumbers' Supply Company, of which Mr. Jones is Treasurer. Mr. Jones shares voting and investment power with respect to such shares. Includes 9,000 shares which Mr. Jones has a right to acquire immediately through the exercise of stock options granted pursuant to the Directors' Option Plan.
(12)
Includes 112 shares owned by Mr. Kelley and his wife jointly, and 62,742 shares which Mr. Kelley has a right to acquire within 60 days of January 31, 2002 through the exercise of stock options granted pursuant to the 1987 Plan and the 1997 Plan
(13)
Includes 10,668 shares held in a charitable trust, as to which Mr. Levinson is sole trustee and, as such, has sole voting and investment power with respect to such shares. Includes 2,412 shares owned by Mr. Levinson's wife, individually, and 4,008 shares owned by Mr. Levinson's children. Mr. Levinson shares voting and investment power with respect to the shares owned by his children but not with respect to the shares owned by his wife. Includes 10,000 shares which Mr. Levinson has a right to acquire immediately through the exercise of stock options granted pursuant to the Directors' Option Plan.
(14)
Includes 25,519 shares owned by Mr. Philipsen's wife, as to which Mr. Philipsen may be deemed to have shared voting and investment power, and 86,466 shares which Mr. Philipsen has a right to acquire within 60 days of January 31, 2002 through the exercise of stock options granted pursuant to the 1987 Plan and the 1997 Plan.
(15)
Includes 10,451 shares which Mr. Seksay has a right to acquire within 60 days of January 31, 2002 through the exercise of stock options granted pursuant to the 1997 Plan.
(16)
Includes 20,009 shares which Mr. Sheahan has a right to acquire within 60 days of January 31, 2002 through the exercise of stock options granted pursuant to the 1987 Plan and the 1997 Plan.
(17)
Includes 10,000 shares which Mr. Sgarzi has a right to acquire immediately through the exercise of stock options granted pursuant to the Directors' Option Plan.
(18)
Includes 51,090 shares owned by Mr. W. Spence's wife. Mr. W. Spence may be deemed to have shared investment and voting power with respect to such shares. Mr. W. Spence disclaims beneficial ownership of such shares. Includes 10,000 shares which Mr. W. Spence has a right to acquire immediately through the exercise of stock options granted pursuant to the Directors' Option Plan.
(19)
Includes 12,995 shares held in various trusts, as to which Mr. Spurr is a trustee and, as such, has voting and investment power with respect to such shares. Includes 536 shares owned by Mr. Spurr's wife, individually and 300,613 shares owned of record by A. W. Perry Security Corporation, of which Mr. Spurr is Executive Vice President and Treasurer.
(20)
Includes 27,828 shares held in various trusts, as to which Mr. Sullivan is a trustee and, as such, has voting and investment power with respect to such shares. Includes 5,000 shares which

  Mr. Sullivan has a right to acquire immediately through the exercise of stock options granted pursuant to the Directors' Option Plan.

(21)
Includes 1,200 shares owned by Mr. Tedeschi's wife individually. Includes 10,000 shares which Mr. Tedeschi has a right to acquire immediately through the exercise of stock options granted pursuant to the Directors' Option Plan.
(22)
Includes 8,106 shares owned by Mr. Teuten's wife individually, 1,500 shares held in a trust of which Mr. Teuten is a co-trustee and his wife is a beneficiary, 4,000 shares held in a trust over which Mr. Teuten has investment power and his wife is a remainderman, and 300,613 shares owned of record by A.W. Perry Security Corporation, of which Mr. Teuten is President and a Director. Mr. Teuten shares investment and voting power with respect to such shares. Includes 10,000 shares which Mr. Teuten has a right to acquire immediately through the exercise of stock options granted pursuant to the Directors' Option Plan.
(23)
This total has been adjusted to eliminate any double counting of shares beneficially owned by more than one member of the group.

  B.    Compliance With Section 16(a) Of The Securities Exchange Act of 1934

        Section 16(a) of the Exchange Act requires the Company's executive officers and directors to file reports on Forms 3, 4, and 5 to indicate ownership and changes in ownership of Common Stock with the Securities and Exchange Commission and to furnish the Company with copies of such reports.

        Based solely upon a review of the copies of such forms and amendments thereto and upon written representations that no Forms 5 were required to be filed, the Company believes that during the year ending December 31, 2001, the Company has complied with all Section 16(a) filing requirements applicable to the Company's executive officers and directors.

  C.    Comparative Stock Performance Graph

        The stock performance graph below compares the cumulative total stockholder return of the Common Stock from December 31, 1996 to December 31, 2001 with the cumulative total return of the NASDAQ Market Index (U.S. Companies) and the NASDAQ Bank Stock Index. The lines in the table below represent monthly index levels derived from compounded daily returns that include all dividends. If the monthly interval, based on the fiscal year end was not a trading day, the preceding trading day was used. The index level for all series was set to 100.0 on December 31, 1996.

Comparison of Five – Year Cumulative Total Returns

Performance Graph for
Independent Bank Corp.

Produced on 02/13/2002 including data to 12/31/2001

$400
$300
$200
$100
$0
12/31/1996
12/31/1997
12/31/1998
12/31/1999
12/29/2000
12/31/2001
234.5
197.4
153.2

Legend

Symbol	CRSP Total Returns Index for:	12/1996	12/1997	12/1998	12/1999	12/2000	12/2001
——— ■	Independent Bank Corp.	100.0	179.4	173.4	128.5	132.9	234.5
— — — ★	Nasdaq Stock Market (US Companies)	100.0	122.5	172.7	320.9	193.0	153.2
- - - - ▲	Nasdaq Bank Stocks SIC 6020 – 6029, 6710 – 6719 US & Foreign	100.0	167.4	166.3	159.9	182.4	197.4

Notes:

A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.

B. The indexes are reweighted daily, using the market capitalization on the previous trading day.

C. If the monthly interval, based on the fiscal year – end, is not a trading day, the preceding trading day is used.

D. The index level for all series was set to $100.0 on 12/31/1996.

IX.    Submission Of Stockholder Proposals For The 2003 Annual Meeting

        Any stockholder who wishes to present a proposal for consideration by all of the Company's stockholders at the next annual meeting will be required, pursuant to Rule 14a-8 under the Exchange Act, to deliver the proposal to the Company on or prior to November 8, 2002. In the event the Company receives notice of a stockholder proposal to take action at next year's annual meeting of stockholders that is not submitted for inclusion in the Company's proxy material, or is submitted for inclusion but is properly excluded from the proxy material, the persons named in the proxy sent by the Company to its stockholders intend to exercise their discretion to vote on the stockholder proposal in accordance with their best judgment if notice of the proposal is not received at the Company's principal executive offices by January 24, 2003. Please forward any stockholder proposals to the Clerk, Independent Bank Corp., 288 Union Street, Rockland, Massachusetts 02370.

X.    Expenses Of Solicitation

        The Company will bear the cost of preparing, assembling, and mailing the Notice Of Annual Stockholders Meeting, this Proxy Statement, and form of proxy for the Annual Meeting. Solicitation of proxies will be made primarily through the use of mails, but regular employees of Rockland Trust may solicit proxies by personal interview or by telephone without additional compensation therefor. The Company will also provide persons, firms, banks and corporations holding shares in their names, or in the names of their nominees, which in either case are beneficially owned by others, proxy material for transmittal to such beneficial owners and reimburse such record holders for their reasonable expenses in so doing. In addition, the Company has retained Georgeson Shareholder Communications, Inc., Carlstadt, New Jersey, a professional proxy solicitation firm, to assist in the solicitation of proxies. The fee for such services is at least $4,000 plus certain additional charges and reimbursement for out-of-pocket expenses.

XI.    Annual Report And Form 10-K

        A copy of the Company's Annual Report to Stockholders for the year ended December 31, 2001, which includes the Company's Annual Report to the SEC on Form 10-K for the year ended December 31, 2001 (without attached exhibits), is being mailed with this Proxy Statement to all stockholders of the Company. The Form 10-K is not part of the proxy solicitation material.

                      By Order of the Board of Directors

                      Linda M. Campion
                       Clerk

Dated: March 1, 2002

Annex A

INDEPENDENT BANK CORP./ROCKLAND TRUST COMPANY

JOINT AUDIT COMMITTEE CHARTER

May 10, 2001

        The Joint Audit Committee is the principal vehicle through which the Board of Directors fulfills its responsibility to oversee audit coverage for Independent Bank Corp. and Rockland Trust Company and to monitor the accounting, financial reporting, data processing, regulatory and internal control environments. The Audit Committee will meet quarterly. The Committee has the authority to engage legal counsel, independent of the Company and the Company's outside counsel, without first obtaining permission of the Company's Board of Directors or its management.

Audit Committee—Structure and Membership Requirements

        All Audit Committee members must be able to understand fundamental financial statements, including a company's balance sheet, income statement, and cash flow statement. At least one committee member must have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities. The members of the Audit Committee shall be appointed by the Board of Directors on the recommendation of the Executive Committee.

Audit Committee Member Independence

        A committee member will not be considered "independent" if they have:

  •
  Been employed by the corporation or its affiliates in the current or past three years

  •
  Accepted any compensation from the corporation or its affiliates in excess of $60,000 during the previous fiscal year (except for board service, retirement plan benefits, or non-discretionary compensation);

  •
  An immediate family member who is, or has been in the past three years, employed by the corporation or its affiliates as an executive officer;

  •
  Been a partner, controlling shareholder or an executive officer of any for-profit business to which the corporation made, or from which it received, payments (other than those which arise solely from investments in the corporation's securities) that exceed five percent of the consolidated gross revenues of the for-profit business for that year, or $200,000, whichever is more, in any of the past three years; or

  •
  Been employed as an executive of another entity where any of the company's executives serve on that entity's compensation committee.

        The activities of the Audit Committee are:

  1.
  Appraise the effectiveness of the internal and external audit efforts through meetings with the internal auditors, the independent public accountants and management.

  2.
  Review the reports (or summaries thereof) of the Chief Internal Auditor, Compliance Officer, independent loan review consultant, and the independent public accountants that describe accounting, compliance and loan issues; organizational, operational and data processing control weaknesses; and determine if appropriate corrective action has been taken by management.

  3.
  Evaluate the adequacy and effectiveness of the Corporation's accounting policies and procedures, financial reporting structure, compliance procedures, data processing, and related security policies and procedures through discussions with the Chief Internal Auditor, Compliance Officer, independent public accountants, independent loan review consultant, legal counsel, and management.

  4.
  Review the annual audited financial statements with management, including major issues regarding accounting and auditing principals and practices as well as the adequacy of internal controls that could significantly affect the financial statements.

  5.
  Review interim financial statements prior to the bank filing the 10-Q in accordance with SAS 71 as required by the SEC.

  6.
  Assure that relevant matters are discussed with the independent auditor. This discussion and communication will include matters related to the conduct of the audit such as the selection of and changes in significant accounting policies, the methods used to account for significant unusual transactions, the effect of significant accounting policies in controversial or emerging areas, the process used by management in formulating sensitive accounting estimates, and the basis for the auditor's conclusions regarding the reasonableness of these estimates. Also review significant adjustments arising from the audit, disagreements with management over the application of accounting principles, the basis for management's accounting estimates and the disclosures in the financial statements. Discuss the quality, not just acceptability, of the Company's accounting principles on a quarterly basis.

  7.
  Obtain a written statement from the independent auditors regarding relationships and services which may affect objectivity and independence. The statement should disclose all non-attest services provided by the independent auditors. Recommend that the full Board take appropriate action to ensure the independence of the external auditors. The independent auditor is ultimately accountable to the Board of Directors and the Audit Committee.

  8.
  Review and reassess the adequacy of the Audit Committee Charter and the independence of the Audit Committee members on an annual basis. The annual Proxy Statement will include a discussion of the independence of Audit Committee members and the guidance provided to the Audit Committee by a written Charter. A copy of the Charter will be included in the Proxy Statement at least once every three years. The Audit Committee will review the Audit Committee Report that is included in the annual proxy statement.

  9.
  Review the Company's regulatory examination reports and ensure that appropriate actions have been taken by management.

  10.
  Review assessment of compliance with laws and regulations as presented by the Compliance Officer and ensure that appropriate actions have been taken by management.

  11.
  Review management assertion and external auditor attestation report required by FDICIA Section 112, prior to submission to the Federal Deposit Insurance Corporation.

  12.
  Direct special projects or investigations considered necessary by the Committee or the Board of Directors.

  13.
  Report to the Board of Directors on a quarterly basis.

  14.
  Monitor compliance with the Corporate Code of Ethics and Insider Trading Policy on a quarterly basis.

  15.
  Review management's plans for engaging the Company's independent public accountants to perform significant management advisory services in order to preclude potential conflicts of interest.

  16.
  The Committee has the authority and responsibility to select, evaluate and replace the outside independent auditor, subject to approval of Board of Directors. Also, approve the independent public accountant's engagement letter and fee schedule.

  17.
  Review and approve the overall audit plans of the independent public accountants and internal auditors.

  18.
  Periodically review and approve the Internal Audit Department Charter.

  19.
  Provide input to the Chief Internal Auditor on Committee meeting agenda items.

  20.
  Perform annual performance review of the Chief Internal Auditor.

RECOMMENDED BY THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
INDEPENDENT BANK CORP./ROCKLAND TRUST COMPANY

DATE:	May 10, 2001	John H. Spurr, Jr. Chairman, Audit Committee Independent Bank Corp.
DATE:	May 10, 2001	Robert D. Sullivan Chairman, Audit Committee Rockland Trust Company

APPROVED BY THE BOARD OF DIRECTORS
INDEPENDENT BANK CORP./ROCKLAND TRUST COMPANY

DATE:	May 10, 2001	Douglas H. Philipsen Chairman, Board of Directors Independent Bank Corp.
DATE:	May 10, 2001	Douglas H. Philipsen Chairman, Board of Directors Rockland Trust Company

DETACH HERE

INDEPENDENT BANK CORP.
THIS PROXY IS SOLICITED BY THE INDEPENDENT BANK CORP. BOARD OF DIRECTORS

        The undersigned stockholder, having received a Notice of Meeting and Proxy Statement of the Board of Directors dated March 8, 2002 (hereinafter the "Proxy Statement"), hereby appoint(s) Douglas H. Philipsen, Linda M. Campion, and Tara M. Villanova or any one or more of them, attorneys or attorney of the undersigned (with full power of substitution in them and in each of them), for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders of Independent Bank Corp. to be held at the Plimoth Plantation, 137 Warren Avenue on Route 3A, Plymouth, Massachusetts on Thursday, April 11, 2002, at 3:30 p.m and any adjournment or adjournments thereof, and there to vote and act in regard to all powers the undersigned would possess, if personally present, and especially (but without limiting the general authorization and power hereby given) to vote and act in accordance with the instructions set forth below. Attendance at the Annual Meeting or any adjournments thereof will not be deemed to revoke this proxy unless the undersigned shall, prior to the voting of shares, give written notice to the Clerk of the Company of his or her intention to vote in person. If a fiduciary capacity is attributed to the undersigned, this proxy is signed in that capacity.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHLDERS VOTE "FOR ALL NOMINEES" ON PROPOSAL 1, WITH RESPECT TO THE REELECTION OF CLASS III DIRECTORS ALFRED L. DONOVAN, E. WINTHROP HALL, DOUGLAS H. PHILIPSEN, ROBERT D. SULLIVAN, AND BRIAN S. TEDESCHI TO THE INDEPENDENT BANK CORP. BOARD OF DIRECTORS. IF NO INSTRUCTIONS ARE INDICATED, YOUR VOTE WILL BE CAST "FOR ALL NOMINEES" ON PROPOSAL 1.

The undersigned hereby confer(s) upon Douglas H. Philipsen, Linda M. Campion, and Tara M. Villanova, and each of them, discretionary authority to vote (a) on any other matters or proposals not known at the time of solicitation of this proxy which may properly come before the Annual Meeting, and (b) with respect to the selection of directors in the event any nominee for director is unable to stand for election due to death, incapacity or other unforeseen emergency.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

DETACH HERE

/x/ Please mark votes as in this example.

1.
Reelection of Class III Directors nominated By Independent Bank Corp. Board of Directors.

Whether to reelect (01) Alfred L. Donovan, (02) E. Winthrop Hall, (03) Douglas H. Philipsen, (04) Robert D. Sullivan, and (05) Brian S. Tedeschi to serve as Class III Directors, each for a term of three years and until their successors have been elected and qualified. The Independent Bank Corp. Board of Directors recommends that you vote "FOR ALL NOMINEES".

FOR ALL NOMINEES                                               / /

WITHHELD FROM ALL NOMINEES                          / /

FOR ALL EXCEPT                                                   / /

NOTE: If you do not wish your shares voted "For" a particular nominee, Mark the "FOR ALL EXCEPT" box and strike a line through the name(s) of any nominee(s) you do not wish to vote for. Your shares will be voted for the remaining nominee(s).

INDEPENDENT BANK CORP.

2.
To consider and act upon any matters incidental to any of the foregoing purposes, and any other business which may properly come before the Annual Meeting or any other adjournments thereof.

PLEASE VOTE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT                  / /

Please be sure to sign and date this Proxy.

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:                                        Date:                    Signature:                                         Date:

QuickLinks

INDEPENDENT BANK CORP. PROXY STATEMENT
RETIREMENT PLAN FOR EMPLOYEES OF ROCKLAND TRUST COMPANY
INDEPENDENT BANK CORP./ROCKLAND TRUST COMPANY JOINT AUDIT COMMITTEE CHARTER May 10, 2001
INDEPENDENT BANK CORP. THIS PROXY IS SOLICITED BY THE INDEPENDENT BANK CORP. BOARD OF DIRECTORS